Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Susan L. Beatty
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-5680
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2006 First Quarter Results
MINNEAPOLIS – April 19, 2006 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $23.9 million, or $1.25 per diluted share, for the quarter ended March 31, 2006, up from net income of $7.3 million, or $0.38 per diluted share, for the quarter ended March 31, 2005. Net income for the current quarter included a gain of $6.6 million after tax, or $.35 per diluted share, from the company’s ownership of two seats on the New York Stock Exchange, Inc. (NYSE), which were exchanged for cash and shares of the NYSE Group, Inc. in its initial public offering in March 2006. Net income totaled $16.4 million, or $0.87 per diluted share, for the quarter ended Dec. 31, 2005.
Business Highlights
•	Generated total quarterly net revenues of $227.6 million, up 27.1 percent from the year-ago period

•	Recorded a 16.2 percent quarterly pre-tax operating margin

•	Announced the signing of a definitive agreement to sell 100% of the Private Client Services branch network and related net assets to UBS AG for total cash consideration of approximately $800 million

•	Completed a senior managed $309 million municipal underwriting for the Baltimore Convention Centre Hotel, one of the largest municipal transactions ever for Piper Jaffray measured by par value

•	Acted as co-bookrunner on the $239 million Crocs, Inc. IPO, the third best performing consumer transaction in the first quarter

•	Added a six-member restructuring team in New York to provide advisory services to financially distressed companies and their creditor and shareholder constituents

“We are very pleased to report another strong quarter of financial results and continued margin expansion,” said chairman and chief executive officer Andrew S. Duff. “All businesses, including our expanded healthcare franchise in London and our new high yield and structured products initiative, contributed to the year-over-year improvement in top- and bottom-line performance. With the additional capital we will deploy from the sale of the Private Client Services branch network, we will be able to accelerate the momentum in our Capital Markets business.”
Results of Operations
Net Revenues
Net revenues for the first quarter were $227.6 million, up 27.1 percent and 10.0 percent from the first quarter of 2005 and the fourth quarter of 2005, respectively. The increase compared to one year ago was driven by strong performance across all revenue types, including a gain related to the company’s ownership of two seats on the NYSE.
Non-Interest Expenses
For the quarter, non-interest expenses were $190.7 million, up 13.8 percent from the first quarter of 2005 and up 4.8 percent compared to the sequential quarter. Compensation expense was $133.1 million, up 21.6 percent and 8.5 percent compared to the prior-year period and the fourth quarter of 2005, respectively. The increase compared to both periods was attributable to increased variable compensation driven by higher net revenues and profitability. Non-compensation expenses were $57.6 million, down slightly compared to both periods.
For the quarter, pre-tax operating margin was 16.2 percent, up from 6.4 percent in the comparable prior-year period and 12.1 percent in the preceding quarter. Excluding the gain related to the company’s ownership of two NYSE seats, pre-tax operating margin would have been

12.3 percent for the quarter. For the first quarter of 2006, annualized return on average tangible shareholders’ equity1 was 21.1 percent compared to 7.1 percent for the first quarter of 2005 and 15.4 percent for the preceding quarter. Excluding the gain related to the company’s ownership of two NYSE seats, annualized return on average tangible shareholders’ equity would have been 15.3 percent.
Business Segment Review
On April 11, 2006 Piper Jaffray Companies announced the signing of a definitive agreement to sell 100 percent of its Private Client Services branch network to UBS AG. The sale is expected to close early in the third quarter. In accordance with U.S. generally accepted accounting principles related to the disposal of long-lived assets, the operations of Private Client Services will be presented in the financial statements as discontinued operations beginning in the second quarter of 2006.
The company has completed an analysis of its interest bearing assets and liabilities to determine how they are related to and driven by each business segment. As a result of this analysis, Piper Jaffray has restated net interest of its segments for each of the four quarters of 2005 and the full year of 2004. The restatement did not affect the company’s aggregate financial results for those periods. A supplemental schedule showing the restated figures is included at the end of this release.
Capital Markets
Capital Markets recorded $126.1 million in net revenues for the quarter, up $35.6 million, or 39.4 percent, from the first quarter of 2005. Segment pre-tax operating income for the quarter was $23.8 million, up 137.6 percent compared to the first quarter of 2005. Improved results in all businesses contributed to the increase.

Institutional Sales and Trading
For the first quarter of 2006, institutional sales and trading net revenues were $55.4 million, up 34.7 percent from the year-ago period and up 18.8 percent compared to the fourth quarter of 2005.
•	Equity sales and trading revenues were $32.8 million, an increase of 22.1 percent from the year-ago period and an increase of 16.8 percent compared to the fourth quarter of 2005. The increase compared to both periods was primarily attributable to higher convertibles net revenues and higher revenues in U.S. and U.K. equity sales and trading.

•	Fixed income sales and trading revenues were $22.6 million, up 58.5 percent from the year-ago period and up 22.0 percent from the sequential quarter. The increase compared to both periods was mainly driven by high yield and structured products and interest rate products.
Investment Banking
Total investment banking revenues were $69.8 million, up 43.7 percent compared to the first quarter of 2005 and down 5.0 percent compared to the preceding quarter.
•	Equity underwriting revenues were $30.0 million, up 47.7 percent compared to the first quarter of 2005 and up 53.6 percent from the sequential quarter. The increase compared to both periods was mainly due to the completion of more IPOs and follow-on transactions, offset in part by lower revenues from convertible underwritings.

•	Advisory services revenues were $24.0 million, up 44.6 percent compared to the first quarter of last year driven by an increased number of transactions. Advisory services revenues declined 28.3 percent compared to a very strong fourth quarter of last year.

•	Fixed income underwriting revenues were $15.8 million, up 35.4 percent compared to the first quarter of 2005 mainly driven by the Baltimore Convention Centre underwriting. Underwriting revenues declined 23.0 percent compared to the fourth quarter of 2005, which included higher revenues from structured products.

Segment operating expenses for the quarter were $102.3 million, an increase of $21.9 million, or 27.2 percent, from the same period a year ago. The increase is primarily attributable to higher variable compensation expense due to increased net revenue and profitability.
For the first quarter of 2006, segment pre-tax operating margin was 18.8 percent, up from 11.1 percent in the same quarter of last year and up 17.9 percent from the sequential quarter. The increase compared to both periods was mainly due to containing non-compensation expenses on increased revenues.
Following is a recap of completed deal information for the first quarter of 2006.
•	24 equity offerings, raising a total of $4.0 billion in capital, placing the firm 13th nationally, based on the number of completed transactions. (Source: Dealogic)

•	14 mergers and acquisitions transactions with an aggregate enterprise value of $2.2 billion, ranking the firm 19th nationally, based on the number of completed transactions. (Source: Mergerstat and Piper Jaffray)

•	90 tax-exempt issues with a total par value of $1.4 billion, ranking the firm 6th nationally. In the Upper Midwest, the firm completed 47 public finance issues for the quarter with a total par value of $413 million, again ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. Rankings are based on the number of completed transactions. (Source: Thomson Financial)
Private Client Services
Private Client Services recorded net revenues of $92.6 million for the quarter, up 2.1 percent compared to the first quarter of 2005 and up 4.8 percent compared to the fourth quarter of last year. Increased revenues from fee-based accounts were offset in part by fewer financial advisors. Segment pre-tax operating income was $8.2 million, up 29.2 percent from the first quarter of 2005 and up 2.1 percent sequentially. The increase compared to both periods was mainly attributable to containing non-compensation expenses on modestly increased revenues.

Segment operating expense was $84.4 million for the quarter, essentially unchanged from the first quarter of 2005. Segment pre-tax operating margin was 8.9 percent, up from 7.0 percent in the same quarter of last year and down from 9.1 percent in the fourth quarter of 2005.
Corporate Support and Other
Corporate Support and Other pre-tax operating income was $6.2 million for the first quarter, compared to a loss of $3.7 million in the year-ago period and a loss of $3.6 million in the fourth quarter of last year. The increase was primarily attributable to a gain related to the company’s ownership of two seats on the NYSE, which were exchanged for cash and shares of the NYSE Group, Inc. in its initial public offering in March 2006.
Additional Shareholder Information

	As of March 31, 2006	As of Dec. 31, 2005	As of March 31, 2005
Full time employees:	2,793	2,871	2,976
Financial advisors:	817	842	866
Client assets:	$54 billion	$52 billion	$50 billion
Shareholders’ equity:	$794.5 million	$754.8 million	$736.6 million
Book value per share:	$42.82	$41.10	$38.01
Tangible book value per share:	$25.58	$23.66	$21.43

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	March 31, 2006	March 31, 2005	March 31, 2006
Shareholders’ equity	$771,335	$732,787	$794,512
Deduct: Goodwill and identifiable intangible assets	320,034	321,634	319,834

Tangible shareholders’ equity	$451,301	$411,153	$474,678

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss first quarter 2006 financial results on Wednesday, April 19, 2006, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 6993879 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET on April 19, 2006 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray Companies
Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company currently operates through two primary revenue-generating segments: Capital Markets and Private Client Services. The sale of the company’s Private Client Services branch network, announced April 11, 2006, is currently pending. The company’s Capital Markets business generates revenue through two groups, Corporate and Institutional Services and Public Finance Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray currently has approximately 2,800 employees in 107 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (2) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (3) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (4) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (5) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (6) our underwriting and market-making activities may place our capital at risk, (7) an inability to readily divest or transfer trading positions may result in financial losses to our business, (8) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (9) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (10) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (11) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (12) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (13) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (14) our exposure to legal liability is significant, and could lead to substantial damages, (15) the business operations that we conduct outside of the United States subject us to unique risks, (16) we may suffer losses if our reputation is harmed, (17) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (18) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (19) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	Dec. 31,	March 31,	1Q06 vs.	1Q06 vs.
(Amounts in thousands, except per share data)	2006	2005	2005	4Q05	1Q05
Revenues:

Commissions and fees	$78,300	$72,397	$70,160	8.2%	11.6%
Principal transactions	38,566	34,732	34,864	11.0	10.6
Investment banking	74,904	78,321	56,322	(4.4)	33.0
Interest	22,587	20,586	15,602	9.7	44.8
Other income	23,660	12,358	10,727	91.5	120.6

Total revenues	238,017	218,394	187,675	9.0	26.8

Interest expense	10,463	11,435	8,607	(8.5)	21.6

Net revenues	227,554	206,959	179,068	10.0	27.1

Non-interest expenses:

Compensation and benefits	133,087	122,693	109,402	8.5	21.6
Occupancy and equipment	14,678	14,886	14,027	(1.4)	4.6
Communications	9,443	9,725	10,405	(2.9)	(9.2)
Floor brokerage and clearance	3,042	4,160	4,203	(26.9)	(27.6)
Marketing and business development	9,631	9,956	10,650	(3.3)	(9.6)
Outside services	11,909	13,071	10,639	(8.9)	11.9
Cash award program	1,275	1,004	1,136	27.0	12.2
Other operating expenses	7,608	6,494	7,127	17.2	6.7

Total non-interest expenses	190,673	181,989	167,589	4.8	13.8

Income before income tax expense	36,881	24,970	11,479	47.7	221.3

Income tax expense	13,024	8,607	4,144	51.3	214.3

Net income	$23,857	$16,363	$7,335	45.8%	225.2%

Earnings Per Common Share
Basic	$1.29	$0.89	$0.38	44.9%	239.5%
Diluted	$1.25	$0.87	$0.38	43.7%	228.9%

Weighted average number of common shares
Basic	18,462	18,365	19,378	0.5%	(4.7)%
Diluted	19,146	18,850	19,523	1.6%	(1.9)%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	March 31,	Dec. 31,	March 31,	1Q06 vs.	1Q06 vs.
(Dollars in thousands)	2006	2005	2005	4Q05	1Q05
Capital Markets

Institutional sales and trading
Fixed income	$22,615	$18,541	$14,268	22.0%	58.5%
Equities	32,759	28,058	26,838	16.8	22.1

Total institutional sales and trading	55,374	46,599	41,106	18.8	34.7
Investment banking
Underwriting
Fixed income	15,752	20,450	11,632	(23.0)	35.4
Equities	30,043	19,562	20,338	53.6	47.7
Advisory services	23,969	33,426	16,574	(28.3)	44.6

Total investment banking	69,764	73,438	48,544	(5.0)	43.7
Other income	922	275	763	235.3	20.8

Net revenues	126,060	120,312	90,413	4.8	39.4

Operating expenses	102,309	98,723	80,418	3.6	27.2

Segment pre-tax operating income	$23,751	$21,589	$9,995	10.0%	137.6%

Segment pre-tax operating margin	18.8%	17.9%	11.1%

Private Client Services

Net revenues	$92,595	$88,345	$90,731	4.8%	2.1%
Operating expenses	84,399	80,319	84,388	5.1	0.0

Segment pre-tax operating income	$8,196	$8,026	$6,343	2.1%	29.2%

Segment pre-tax operating margin	8.9%	9.1%	7.0%

Corporate Support and Other

Net revenues	$8,899	$(1,698)	$(2,076)	N/M	N/M
Operating expenses	2,690	1,943	1,647	38.4%	63.3%

Segment pre-tax operating income (loss)	$6,209	$(3,641)	$(3,723)	N/M	N/M

Segment pre-tax operating margin	N/M	N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$38,156	$25,974	$12,615	46.9%	202.5%
Cash award program	1,275	1,004	1,136	27.0	12.2

Total income before tax expense	$36,881	$24,970	$11,479	47.7%	221.3%

Pre-tax operating margin	16.2%	12.1%	6.4%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended					For the Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars in thousands)	2006	2005	2005	2005	2005	2005	2004
Capital Markets

Institutional sales and trading
Fixed income	$22,615	$18,541	$15,616	$17,391	$14,268	$65,816	$80,188
Equities	32,759	28,058	32,455	30,029	26,838	117,380	118,150

Total institutional sales and trading	55,374	46,599	48,071	47,420	41,106	183,196	198,338

Investment banking
Underwriting
Fixed income	15,752	20,450	15,809	19,758	11,632	67,649	62,096
Equities	30,043	19,562	18,166	16,960	20,338	75,026	87,505
Advisory services	23,969	33,426	39,432	11,240	16,574	100,672	78,066

Total investment banking	69,764	73,438	73,407	47,958	48,544	243,347	227,667
Other income	922	275	565	868	763	2,471	1,678

Net revenues	126,060	120,312	122,043	96,246	90,413	429,014	427,683

Operating expenses	102,309	98,723	101,355	84,726	80,418	365,222	363,249

Segment pre-tax operating income	$23,751	$21,589	$20,688	$11,520	$9,995	$63,792	$64,434

Segment pre-tax operating margin	18.8%	17.9%	17.0%	12.0%	11.1%	14.9%	15.1%

Private Client Services

Net revenues	$92,595	$88,345	$89,236	$85,433	$90,731	$353,745	$363,292
Operating expenses	84,399	80,319	81,980	81,983	84,388	328,670	332,709

Segment pre-tax operating income	$8,196	$8,026	$7,256	$3,450	$6,343	$25,075	$30,583

Segment pre-tax operating margin	8.9%	9.1%	8.1%	4.0%	7.0%	7.1%	8.4%

Corporate Support and Other

Net revenues	$8,899	$(1,698)	$(1,918)	$(2,014)	$(2,076)	$(7,706)	$6,523
Operating expenses	2,690	1,943	1,956	1,708	1,647	7,254	17,202

Segment pre-tax operating income (loss)	$6,209	$(3,641)	$(3,874)	$(3,722)	$(3,723)	$(14,960)	$(10,679)

Segment pre-tax operating margin	N/M	N/M	N/M	N/M	N/M	N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$38,156	$25,974	$24,070	$11,248	$12,615	$73,907	$84,338
Cash award program	1,275	1,004	1,005	1,061	1,136	4,206	4,717
Restructuring related expense	—	—	—	8,595	—	8,595	—

Total income before tax expense	$36,881	$24,970	$23,065	$1,592	$11,479	$61,106	$79,621

Pre-tax operating margin	16.2%	12.1%	11.0%	0.9%	6.4%	7.9%	10.0%

N/M — Not Meaningful